Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Dynamics Corporation

We consent to the use of our reports dated February 18, 2011, with respect to the consolidated balance sheets of General Dynamics Corporation as of December 31, 2009 and 2010, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

December 8, 2011
McLean, Virginia